December 23, 1997


Citicorp Mortgage Securities, Inc.          Citibank, Federal Savings Bank
909 Third Avenue                            One Sansome Street
New York, NY 10043                          San Francisco, CA 94104

Citicorp                                    Citibank, N.A.
399 Park Avenue                             399 Park Avenue
New York, NY 10043                          New York, NY  10043

Citicorp Mortgage, Inc.
12855 North Outer Forty Drive
St. Louis, MO  63141


Ladies and Gentlemen:

This opinion is being provided by the undersigned, as an Associate General Counsel of Citibank, N.A. I have acted as your counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers a total of $5 billion aggregate principal amount of Certificates (the "Certificates") of one or more series to be issued by Citicorp Mortgage Securities, Inc. ("CMSI") evidencing fractional undivided interests in a trust or trusts to be created by CMSI; CitiMortgageCertificates (the "CitiMortgageCertificates") to be issued by Citibank, Federal Savings Bank (with its principal places of business in California and Illinois) ("CFSB"), Citibank, N.A. ("Citibank") or Citicorp Mortgage, Inc. ("CMI") (collectively, the "Packagers"); and guaranties (the "Guaranties") which may be issued by Citicorp with respect to the Certificates and the CitiMortgageCertificates.

Each series of Certificates and CitiMortgageCertificates will be issued pursuant to a separate Pooling and Servicing Agreement (the "Pooling and Servicing Agreement" for such series) between CMSI or the related Packager and a commercial bank, savings and loan association or trust company (the "Trustee" for such series). The Trustee for a series will be entitled to the benefits of any Guaranty for such series.

I, or attorneys under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records of CMSI, the Packagers and Citicorp, such other documents and certificates of public officials, officers and representatives of CMSI, the Packagers and Citicorp and other persons and such other documents, agreements and instruments, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In arriving at the opinions expressed below, I have assumed that the signatures on all documents that I have examined are genuine. In addition, I have assumed that each of the Certificates, each of the CitiMortgageCertificates, each Pooling and Servicing Agreement and each Guaranty will be in substantially the form set forth in the applicable form of Pooling and Servicing Agreement filed or to be filed as an exhibit to the Registration Statement; and that each Trustee will have the power, authority and legal right to enter into the related Pooling and Servicing Agreement.


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Based on the foregoing, I am of the opinion that:

1. Each of Citicorp, CMI and CMSI is a corporation duly incorporated and validly existing under the laws of the State of Delaware;

2. CFSB is a federal savings bank duly organized and validly existing under the laws of the United States of America;

3. Citibank is a national banking association duly organized and validly existing under the laws of the United States of America;

4. When the issuance, execution and delivery of any particular series of Certificates have been duly authorized by CMSI, and when the Certificates of such series have been duly executed and delivered by CMSI, duly authenticated by the applicable Trustee and issued and sold as contemplated by the Registration Statement and the prospectus delivered pursuant to
     Section 5 of the Act in connection therewith, such Certificates will be legally and validly issued, fully paid and nonassessable and entitled to the benefits provided by the applicable Pooling and Servicing Agreement;

5. When the issuance, execution and delivery of any particular series of CitiMortgageCertificates have been duly authorized by the related Packager, and when the CitiMortgageCertificates of such series have been duly executed and delivered by such Packager, duly authenticated by the applicable Trustee and issued and sold as contemplated by the Registration Statement and the prospectus delivered pursuant to Section 5 of the Act in connection therewith, such CitiMortgageCertificates will be legally and validly issued, fully paid and nonassessable, and the holders of such CitiMortgageCertificates will be entitled to the benefits provided by the applicable Pooling and Servicing Agreement;

6. When a Pooling and Servicing Agreement has been duly and validly authorized, executed and delivered by CMSI or a Packager and a Trustee, such Pooling and Servicing  Agreement  will  constitute a valid and binding obligation of CMSI or such Packager, as the case may be, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

7. When a series of Certificates or CitiMortgageCertificates which has the benefit of a Guaranty has been duly issued under a Pooling and Servicing Agreement and issued and sold as contemplated by the Registration Statement and the prospectus delivered pursuant to Section 5 of the Act in connection therewith, and when the issuance of a Guaranty for such series of Certificates or CitiMortgageCer tificates has been duly authorized by Citicorp and such Guaranty has been duly executed and delivered to such Trustee, such Guaranty will be a valid and binding obligation of Citicorp, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law).

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.


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I hereby consent to the use and filing of this opinion as an exhibit to the
Registration Statement and to the reference to this opinion under the heading "Legal Matters" in any prospectus filed in connection with the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stephen E. Dietz


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